Exhibit 10.21
METLIFE LEADERSHIP DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2026)

MetLife Leadership Deferred Compensation Plan
(Amended and Restated Effective January 1, 2026)
MetLife, Inc. maintains the MetLife Leadership Deferred Compensation Plan (the “Plan”). The Plan is hereby amended and restated effective January 1, 2026.
Article 1 – Purpose of the Plan
The purpose of the Plan is to allow a select group of management or highly compensated employees, within the meaning of sections 201 and 301 of ERISA, to defer receipt of a portion of their compensation and receive supplemental retirement benefits. The Plan is intended to be an unfunded, nonqualified deferred compensation plan that complies with Section 409A and the requirements for the registration of debt incurred by MetLife, Inc. under the Plan with the Securities and Exchange Commission (the “SEC”) on a Form S-8.
Article 2 – Definitions
Capitalized terms in this Plan, and their forms, shall have the following meanings:
2.1    401(k) Plan means the MetLife 401(k) Plan, as amended from time to time (including any predecessor and successor plan).
2.2    Affiliate means, except as otherwise provided in this Plan document, any corporation, partnership, limited liability company, joint venture or other business entity which is considered to be a single employer with MetLife, Inc. under section 414(b) or (c) of the Code.
2.3    Alternative Compensation Account means a record-keeping account established for the benefit of a Participant which is credited with amounts deferred under the nonqualified deferred compensation arrangement to which such account relates.
2.4    Auxiliary Match Plan means the MetLife Auxiliary Match Plan, as amended from time to time.
2.5    Base Salary means a Participant’s annualized salary rate, calculated before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to employer-sponsored plans. For avoidance of doubt, Base Salary shall not include any payments contingent on a separation agreement, release, or similar agreement.
2.6    Cash Incentive Compensation means compensation payable in the form of cash under the MetLife Annual Variable Incentive Compensation Plan, the MetLife Investment Management Incentive Plan (and, in the case of each incentive compensation plan, any successor plan), payments of the nature of incentive compensation payable in cash to a Participant, or any other compensation payable in the form of cash (other than Base Salary) to any Participant in which the Plan Administrator allows to be deferred under this Plan, but shall not include any payments in lieu of compensation payable under any such plans contingent on a separation agreement, release, or similar agreement.

2.7    Code means the Internal Revenue Code of 1986, as amended from time to time.
2.8    Compensation means Base Salary, Cash Incentive Compensation, and Stock Compensation payable by MetLife, Inc. or a MetLife Company. For avoidance of doubt, Compensation excludes distributions of nonqualified deferred compensation.
2.9    Deferral Election means a written document, on the form prescribed by the Plan Administrator, which is executed by the Participant specifying the Participant’s instructions regarding the matters addressed by Article 5 of this Plan.
2.10    Deferred Cash Compensation Account means a record-keeping account established for the benefit of a Participant which is credited with Base Salary and Cash Incentive Compensation that the Participant has elected to defer under the terms of this Plan, rather than receive payment as and when originally earned.
2.11    Deferred Compensation Account means a Deferred Cash Compensation Account, Deferred Stock Compensation Account, or Matching Contribution Account (and, when used in the plural, all such Deferred Compensation Accounts to the credit of a Participant under the terms of this Plan). To the extent the context requires, the term Deferred Compensation Account, as applied to any Participant, shall also include an Alternative Compensation Account established for the benefit of such Participant. The value of each Deferred Compensation Account shall be adjusted as provided in this Plan.
2.12    Deferred Stock Compensation Account means a record-keeping account established for the benefit of a Participant which is credited with MetLife Stock that the Participant has elected to defer under the terms of this Plan, rather than receive payment as and when originally earned.
2.13    ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.14    Fair Market Value means, on any date, the closing price of MetLife Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of MetLife Stock are quoted at the relevant time) on such date. In the event there are no MetLife Stock transactions reported on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which MetLife Stock transactions were reported.
2.15    Investment Tracking means the adjustment of value to reflect simulated investment performance.
2.16    Investment Tracking Funds mean those funds and vehicles described in Section 6.3 of this Plan.
2.17    Matching Contribution Account means a record-keeping account established for the benefit of a Participant which was credited with Matching Contributions.
2.18    Matching Contributions mean the matching contributions described in Article 7 of this Plan.

2.19    MetLife Common Stock Fund means the Fair Market Value, plus the value of reinvested dividends payable on MetLife Stock.
2.20    MetLife Company means MetLife Group, Inc. and any other participating Affiliate in the Plan.
2.21    MetLife Stock means shares of common stock of MetLife, Inc.
2.22    MetLife Stock Plan means the MetLife, Inc. 2025 Stock and Incentive Compensation Plan, as amended from time to time (and any successor plan thereto), the MetLife, Inc. 2015 Stock and Incentive Compensation Plan, and the MetLife, Inc. 2005 Stock and Incentive Compensation Plan.
2.23    Officer means each individual who is employed by a MetLife Company paid in the United States in United States currency and whose compensation is in an officer or officer-equivalent grade level, each as determined by the Plan Administrator in its discretion.
2.24    Participant means each employee who has had Compensation deferred by operation of a Deferral Election under this Plan. To the extent that the context requires, the term Participant shall also include any Participant for whose benefit an Alternative Compensation Account has been established under this Plan.
2.25    Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. section 1.409A-1(e) and subsequent guidance.
2.26    Plan means this MetLife Leadership Deferred Compensation Plan, as amended from time to time.
2.27    Plan Administrator means the Plan Administrator of the Retirement Plan, including any person to whom such office has been delegated consistent with the Retirement Plan.
2.28    Qualifying Employee means each individual who is employed by a MetLife Company paid in the United States in United States currency, who is either (a) classified in compensation grade 10S, 11S, 12S or 13S and who earned annual total cash compensation (without regard to benefitability under the terms of the 401(k) Plan), for the twelve (12) months immediately preceding October 1 of the year prior to the year subject to the Deferral Election or in such twelve (12) month period otherwise designated by the Plan Administrator, in excess of the compensation limit under section 40(a)(17) of the Code (as indexed annually for inflation) for the year the deferral election is filed; (b) serving in the first calendar year in the compensation grades noted above and found by the Plan Administrator to have earned compensation in excess of the compensation limit under section 401(a)(l 7) of the Code from any or all employers or principals in the prior calendar year (or in the second prior calendar year, should the Plan Administrator anticipate or determine that information on the individual’s earnings in the prior calendar year that the Plan Administrator would find sufficiently reliable is not available); or (c) an employee of any MetLife Company who was formerly a participant in the GenAmerica Executive Deferred Savings Plan, deferred compensation under that plan, and has submitted a Deferral Election under this Plan for each year the individual was otherwise eligible to do so under this Plan.
2.29    Reallocation Election means a written document executed by the Participant specifying the Participant’s instructions regarding the matters addressed by Section 6.4 of this Plan.
2.30    Retirement Eligible means: (a) if the Participant participates in the Retirement Plan, the Participant has met the age and service criteria necessary to begin receiving pension payments under the “traditional formula” in the Retirement Plan immediately upon terminating service (regardless of whether the Participant is actually eligible to receive “traditional formula” pension payments), and (b) if the Participant participates in any other retirement plan offered by a MetLife Company, the Participant has met the age and service criteria necessary to begin receiving pension payments immediately upon terminating service.
2.31    Retirement Plan means the MetLife Retirement Plan, as amended from time to time.
2.32    Section 409A means section 409A of the Code and the Treasury Regulations promulgated thereunder.
2.33    Separation from Service means a termination of services by a Participant to MetLife, Inc. or any Affiliate in accordance with Section 409A. In the event the Participant continues to provide services to MetLife, Inc. or an Affiliate, either as an employee or as an independent contractor, such Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and MetLife, Inc. or any Affiliate reasonably anticipate that either (a) no further services will be performed by the Participant for MetLife, Inc. or an Affiliate after a certain date, or (b) that the level of bona fide services the Participant will perform for MetLife, Inc. or an Affiliate after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to MetLife, Inc. or an Affiliate if less than 36 months).
2.34    Specified Employee means each Participant who is determined to be a “key employee” at any time during the 12-month period beginning on October 1 and ending on September 30. Therefore, September 30 of each year will serve as the Specified Employee identification date for the Plan. The list of Specified Employees generated on September 30 of each year will be effective from January 1 through December 31 of the immediately following calendar year. For purposes of this definition, the term “key employee” shall mean a Participant who is determined to be a key employee (as defined under Code section 416(i) without regard to paragraph (5) thereof) at any time during the 12-month period ending on September 30.

2.35    Stock Compensation means compensation payable in the form of MetLife Stock, including awards under the MetLife Stock Plan and any dividend equivalents payable thereunder.
2.36    Total Return means the change in price or value (increased or decreased), plus dividends (if any) on a reinvested basis, during the applicable period, less any management fees or other expenses applicable to the fund or investment serving as the basis for the Investment Tracking Fund, as determined by the Plan Administrator in its discretion.
2.37    Unforeseeable Emergency means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in any case that is not or cannot be relieved by the Participant through reimbursement or compensation by insurance or otherwise, liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), and in any case solely to the extent consistent with the grounds for action by the Plan Administrator or designated agent under Article 9 of this Plan consistent with Section 409A.
Article 3 – Administration
3.1.    The Plan Administrator shall administer the Plan.
3.2.    The Plan Administrator may establish, amend, and rescind rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interest of the Participants and Affiliates, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with Section 409A.
3.3.    Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.
3.4.    The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized under the Plan.
3.5.    Except to the extent prohibited by law, communication by the Plan Administrator, including any document or writing that must be executed by a party, may be in an electronic form.
3.6.    The Plan Administrator may designate such agents, who may be officers or employees of an Affiliate, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and act on its behalf. The Plan Administrator may consult such legal counsel, consultants, or other professionals as it deems desirable and may rely on any opinion received from any such professional or from its agents. All expenses incurred in the administration of the Plan shall be paid by one or more of the MetLife Companies.

Article 4 – Eligibility and Participation
Each of the following persons shall be eligible to participate in this Plan: (a) an individual to whom an offer of employment as an Officer or Qualifying Employee has been made, who is selected by the Plan Administrator for eligibility and has been so notified; (b) an individual in his first calendar year as an Officer or Qualifying Employee who is selected by the Plan Administrator for eligibility and has been so notified; and (c) an individual in his second or later calendar year as an Officer or Qualifying Employee, at such times that Officer or Qualifying Employee is eligible to participate in this Plan.
Article 5 – Deferral Elections
5.1    In general. At such times as are determined by the Plan Administrator, each Participant may complete and submit to the Plan Administrator a Deferral Election applicable to the Participant’s Compensation payable for services performed in such periods on and after January 1, 2005, and following the date of the Deferral Election, as determined by the Plan Administrator. Within thirty (30) days after satisfying the requirements of (a) or (b) of Article 4, such individual may complete and submit to the Plan Administrator a Deferral Election applicable to the individual’s Compensation payable for services in the current calendar year or other periods following the date of the Deferral Election, as determined by the Plan Administrator. An individual may revoke a Deferral Election prior to the end of the period established by the Plan Administrator for making such Deferral Election, but only to the extent such revocation is consistent with Section 409A.
5.2    Special Deferral Election for Performance-Based Compensation. Deferral Elections with respect to Performance-Based Compensation must be made at such time as determined by the Plan Administrator, but no later than the date that is six months before the end of the performance period; provided that in no event may an election to defer Performance-Based Compensation be made after any portion of such compensation has become readily ascertainable and substantially certain of being paid.
5.3    Components of Deferral Elections. The Plan Administrator may offer a Participant the opportunity to indicate each or any of the following, either separately or in combination, in a Deferral Election:
5.3.1    Base Salary Deferral Election. The percentage, in increments of 1% (or the dollar amount in accordance with Section 5.4 of this Plan) of Base Salary that would otherwise be paid, the receipt of which the Participant wishes to defer into a Deferred Cash Compensation Account, which shall be no less than 5% of Base Salary and no greater than 75% of Base Salary;
5.3.2    Cash Incentive Compensation Deferral Election. The percentage, in increments of 1% (or the dollar amount in accordance with Section 5.4 of this Plan) of Cash Incentive Compensation that would otherwise be paid, the receipt of which the Participant wishes to defer into a Deferred Cash Compensation Account, which shall be no less than a minimum of 5% of Cash Incentive Compensation;

5.3.3    Stock Compensation Deferral Election. The percentage, in increments of 1% of Stock Compensation that would otherwise be paid, the receipt of which the Participant wishes to defer into a Deferred Stock Compensation Account, which shall be no less than a minimum of 5% of Stock Compensation;
5.3.4    Investment Tracking Funds. The Investment Tracking Fund which the Participant selects to adjust the value of the Deferred Cash Compensation Account and the value of the Matching Contribution Account, in increments of 5%;
5.3.5    Commencement of Distribution. The Participant shall indicate, as applicable: (a) the date on which the Participant wishes the payment of the Deferred Cash Compensation Account to begin; (b) the date on which the Participant wishes payment of the Matching Contribution Account to begin, further subject to Sections 8.3.7 and 8.3.8 of this Plan; and (c) the date on which the Participant wishes the payment of the Deferred Stock Compensation Account to begin. Each Deferral Election shall indicate the date on which the Participant wishes the payment of a Deferred Compensation Account to begin by indicating either: (a) a single date certain that is no earlier than January 1 of the calendar year following the calendar year in which the third anniversary of the latest date any Compensation subject to the Deferral Election would otherwise have been paid; or (b) the date of the Separation from Service; and
5.3.6    Form of Distribution. Whether the Deferred Compensation Account is to be paid in a single lump sum or the number of annual installments not to exceed fifteen (15).
5.4    Deferral Election Expressed as a Dollar Amount. Each Deferral Election that specifies any deferral of Base Salary in terms of a dollar amount, rather than in percentage terms, must specify a deferral of at least two hundred dollars ($200) of Base Salary per pay period. Each Deferral Election that specifies any deferral of Cash Incentive Compensation in terms of a dollar amount, rather than in percentage terms, must specify deferral of at least five thousand dollars ($5,000) of Cash Incentive Compensation per year; provided, however, that if the Participant expresses a dollar amount of Cash Incentive Compensation and the amount of Cash Incentive Compensation actually payable to the Participant is less than the dollar amount specified, the Deferral Election shall be deemed to apply to the full amount of the Cash Incentive Compensation payable.
5.5    Distribution of Alternative Compensation Account. The Plan Administrator may permit other nonqualified deferred compensation arrangements, whether or not elective, between a Participant and any MetLife Company to be administered under and treated as part of the Plan. The Plan Administrator shall establish a separate Alternative Compensation Account for a Participant who is party to a nonqualified deferred compensation arrangement treated as part of the Plan. Unless otherwise provided in such corresponding nonqualified deferred compensation arrangement, the provisions of the Plan shall apply to any such Alternative Compensation Account, including without limitation, those provisions related to (a) the value of the Alternative Contribution Account (including the Investment Tracking of such account) and (b) the designation of any beneficiary to receive payment from such account upon death of the Participant.

5.6    Rule Applicable to Installment Payments. For purposes of Section 409A, installment payments under this Plan shall be treated as a single form of payment.
5.7    Modification of Payment Schedules: An actively employed Participant may change the time and/or form of payment of his Deferred Compensation Accounts after the initial time and form of payment are established, provided that such subsequent election: (1) does not take effect for 12 months; (2) defers payment for at least another five years from the scheduled payment date (except in the case of a payment due to death, disability or Unforeseeable Emergency, as applicable); and (3) is made at least 12 months prior to the scheduled payment date (or in the case of installments, 12 months before the date the first installment was scheduled to be paid). Notwithstanding the foregoing, a Participant must commence receipt of his Deferred Compensation Accounts no later than 10 years following his originally scheduled payment date.
Article 6 – Valuation of Account Balances; Investments
6.1    Deferred Cash Compensation Account and Matching Contribution Account. The value of each Participant’s Deferred Cash Compensation Account and Matching Contribution Account shall be adjusted to reflect the simulated investment performance on a Total Return basis using the Investment Tracking Funds described in Section 6.3 of this Plan, on the same basis as if the value of such Deferred Compensation Accounts had been invested in such Investment Tracking Funds, for such period of time determined under the Plan until they are paid. To the extent permitted by the Plan Administrator, each Participant may select from among the Investment Tracking Funds for purposes of such valuation in the Participant’s Deferral Election and Reallocation Elections.
6.2    Deferred Stock Compensation Account. The value of a Participant’s Deferred Stock Compensation Account shall be adjusted using the MetLife Deferred Shares Fund, as provided in Section 6.3.1 of this Plan, on the same basis as if the Participant had invested in the number of shares of MetLife Stock constituting such deferred Stock Compensation (on a Total Return basis) for such period of time determined under the Plan until it is paid.
6.3    Investment Tracking Funds. The methods of Investment Tracking described in or determined under this Section 6.3 shall be available for Deferral Elections and Reallocation Elections. To the extent the methods of Investment Tracking are changed, the Plan Administrator may require the Participant to make an appropriate change in the Participant’s Investment Tracking or may unilaterally impose a method of Investment Tracking.
6.3.1    MetLife Deferred Shares Fund. The value tracked in the MetLife Deferred Shares Fund shall be accounted by the number of tracking shares equal to the number of shares of MetLife Stock deferred and adjusted to simulate the effect of each and any of the following on the Stock Compensation had it been paid in MetLife Stock: (a) dividend; (b) stock dividend; (c) stock split; (d) MetLife, Inc. recapitalization (including, but not limited to, the payment of an extraordinary dividend); (e) merger, consolidation, combination, or spin-off affecting MetLife, Inc. capitalization; (f) distribution of MetLife, Inc. assets to holders of MetLife Stock (other than ordinary cash dividends); (g) exchange of shares; or (h) other similar corporate change. Unless otherwise determined by the Plan Administrator, only the value of a Participant’s Deferred Stock Compensation Account may be tracked in the MetLife Deferred Shares Fund.
6.3.2    Other Investment Tracking Funds. Except as provided in Section 6.3.1, the Plan Administrator shall determine, in its sole discretion, any method of Investment Tracking that will be available from time to time.
6.4    Reallocation Elections. A Participant may change the Investment Tracking Funds used to adjust (a) the value of new contributions to his Deferred Cash Compensation Account and/or (b) the value of the Participant’s existing Deferred Cash Compensation Account and Matching Contribution Account.
6.4.1    Effective Date and Limit of Reallocation Elections. Unless otherwise determined by the Plan Administrator, a Reallocation Election shall be effective on the date it is received by the Plan Administrator, or on the following day if it is received by the Plan Administrator at a time when the Plan Administrator determines that it is not practical or convenient to the operation of the Plan to apply such Reallocation Election on the date that is received.
6.4.2    Automatic Rebalance. A Participant has the option to have the existing Investment Tracking Funds in his Deferred Cash Compensation Account and Matching Contribution Account automatically rebalanced.
Article 7 – Matching Contributions
7.1    Prior to January 1, 2013. For calendar years prior to January 1, 2013, if a Participant had a valid deferral election to make contributions to the 401(k) Plan throughout a calendar year, the Participant’s Matching Contribution Account was credited with the amount of Matching Contributions with which the Participant’s 401(k) Plan account would have been credited under the terms and provisions of such plan without application of the limitations under Code sections 415 and 401(a)(17). A Participant’s Matching Contribution Account was vested or forfeited to the same extent, and on the same vesting schedule, that such Matching Contributions were vested or forfeited under the terms of the 401(k) Plan at the time of deferral.
7.2    Effective January 1, 2013. For calendar years beginning on and after January 1, 2013, if a Participant has a valid deferral election to make contributions to the 401(k) Plan throughout a calendar year, the Participant’s Matching Contribution Account under this Plan will no longer be credited with the Matching Contributions described in Section 7.1 above. Instead, the Auxiliary Match Plan shall be credited with the amount of Matching Contributions with which the Participant’s 401(k) Plan account would have been credited under the terms and provisions of the 401(k) Plan without application of the limitations under Code sections 415 and 401(a)(17) and any other limitation under the Auxiliary Match Plan. The funds in the Participant’s Matching Contribution Account in this Plan that accrued prior to January 1, 2013, will remain in this Plan and be governed by the terms of this Plan. A Participant’s Matching Contributions made on or after January 1, 2013, to the Auxiliary Match Plan in accordance with this Section 7.2 shall be governed by the terms of the Auxiliary Match Plan.

Article 8 – Payment of Deferred Compensation Accounts
8.1    Payment Amount. The payment of each Deferred Compensation Account shall reflect the value of those Deferred Compensation Accounts through the date each payment from the Deferred Compensation Account is payable, as adjusted for Investment Tracking. If payments from Deferred Compensation Accounts are to be made in installments, then (a) the amount of each installment payment from either the Deferred Cash Compensation Account or Matching Contribution Account will be determined by dividing the value of each of the Deferred Compensation Accounts at the time the payment is due by the remaining number of installments in which the Deferred Cash Compensation Account or Matching Contribution Account is to be paid, and (b) the amount of each installment from a Deferred Stock Compensation Account will be determined by dividing the number of tracking shares (each equal to a share of MetLife Stock) in the Deferred Compensation Accounts at the time the payment is due by the remaining installments in which the Deferred Stock Compensation Account is to be paid, and disregarding any fraction of a tracking share remaining until the last such installment payment.
8.2    Medium. Payment of a Participant’s Deferred Stock Compensation Account shall be made in the form of shares of MetLife Stock. The form of payment of all other Deferred Compensation Accounts shall be cash.
8.3    Timing and Number of Payments.
8.3.1    Death. If a Participant dies on any date prior to completion of all payments from a Participant’s Deferred Compensation Accounts, the unpaid portions of the Participant’s Deferred Compensation Accounts shall become immediately payable in a lump sum to the Participant’s beneficiary.
8.3.2    In-service Distributions. If the date on which payment of any portion of a Participant’s Deferred Compensation Account is to begin, as specified in the Participant’s Deferral Election, occurs prior to the Participant’s Separation from Service, then such portion of the Participant’s Deferred Compensation Accounts shall be payable beginning on the date determined by the Participant’s Deferral Election and in the number of payments determined by the Participant’s Deferral Election; provided, however, that, subject to Section 8.3.3, if the Participant’s Separation from Service occurs prior to the completion of all such payments, then all amounts remaining in the Participant’s Deferred Compensation Accounts shall be immediately payable in a lump sum (subject to Section 8.3.9 with respect to Specified Employees).
8.3.3    Application of Retirement Eligible Rule to Distributions after Separation from Service. If the date on which payment of any of a Participant’s Deferred Compensation Accounts is to begin, as specified in the Participant’s Deferral Election, has not occurred prior to the Participant’s Separation from Service, and the Participant: (a) with regard to Compensation that would have been paid in 2014 or earlier without a Deferral Election under this Plan, is Retirement Eligible upon Separation from Service, or (b) with regard to Compensation that would have been paid in 2015 or later without a Deferral Election under this Plan, upon Separation from Service has either five years of service (as measured under the Retirement Plan) or has attained age 60 or older, then the Participant’s Deferred Compensation Accounts shall be payable beginning on the date determined by the Participant’s Deferral Election and in the number of payments determined by the Participant’s Deferral Election (subject to Section 8.3.9 with respect to Specified Employees). Additionally, with regard to Participants that meet all the criteria specified in this Section 8.3.3, the terms of Section 8.3.2 above (regarding lump sum payment of remaining installments that began before Separation from Service) shall not apply and the Deferred Compensation Accounts shall be paid in accordance with the Participant’s Deferral Elections.
8.3.4    Deemed Retirement Eligible for Distributions Commencing after Separation from Service. If the date on which payment of any of a Participant’s Deferred Compensation Accounts with regard to Compensation that would have been paid in 2014 or earlier without a Deferral Election under this Plan is to begin, as specified in the Participant’s Deferral Election, has not yet occurred prior to the Participant’s Separation from Service, and the Participant (a) is not Retirement Eligible upon Separation from Service, (b) is, at Separation from Service, eligible to participate in a severance plan offered by an Affiliate; and (c) either will be deemed to be Retirement Eligible upon attaining age 55 after Separation from Service or whose benefit under the Retirement Plan is otherwise determined by reference to the reduction factors for commencing benefit payments prior to normal retirement age applicable to Retirement Plan participants with twenty (20) or more years of service, then the Participant’s Deferred Compensation Account shall be payable beginning on the date determined by the Participant’s Deferral Election and in the number of payments determined by the Participant’s Deferral Election; provided, however, that if the Participant’s Deferral Election specified payment of Compensation that would have been paid in 2014 or earlier without a Deferral Election under this Plan, upon termination of employment when Retirement Eligible then the Participant’s Deferred Compensation Account shall be payable upon the Participant’s Separation from Service (subject to Section 8.3.9 with respect to Specified Employees).
8.3.5    Distributions Commencing after Separation from Service for Participants who are not Retirement Eligible. If the date on which payment of any of a Participant’s Deferred Compensation Account is to begin, as specified in the Participant’s Deferral Election, has not occurred prior to the Participant’s Separation from Service, and neither Sections 8.3.3 nor 8.3.4 of this Plan applies to the Participant, then the Participant’s Deferred Compensation Account shall be payable in a lump sum upon the Participant’s Separation from Service, notwithstanding the Participant’s Deferral Election (subject to Section 8.3.9 with respect to Specified Employees).
8.3.6    Incentive Compensation Payable after Participant’s Separation from Service. If the Participant’s Deferral Election applies to Cash Incentive Compensation or Stock Compensation payable after the Participant’s Separation from Service, then the Participant’s applicable Deferred Compensation Account shall be payable beginning on the date determined by the Participant’s Deferral Election and in the number of payments determined by the Participant’s Deferral Election.
8.3.7    Limitation on Distributions of the Matching Contribution Account. Notwithstanding any terms of this Section 8.3 to the contrary, distribution of amounts from a Participant’s Matching Contribution Account shall not be made beginning on any date earlier than the date on which payments of Matching Contributions could have been payable under the terms of the 401(k) Plan. To the extent that the Participant’s Matching Contribution Account is not payable on the earliest date that the Participant’s other Deferred Compensation Accounts become payable, in each case by virtue of this Section 8.3.7, the Matching Contribution Account shall be paid in a lump sum.
8.3.8    Cash-out of a Participant’s Matching Contribution Account. The Company may elect, in its sole discretion and without the Participant’s consent, to pay the vested portion of the Participant’s Matching Contribution Account in one lump sum at any time following the Participant’s Separation from Service, provided (a) the Company’s exercise of discretion to cash-out such amount is evidenced in writing no later than the date of such payment; (b) the payment results in the termination and liquidation of (i) the Participant’s entire interest in the Plan and (ii) all other amounts deferred under any other plans or arrangements of the Company or an Affiliate required to be treated as having been deferred under a single nonqualified deferred compensation plan or Treasury Regulation section 1.409A-1(c)(2)(i)(B); and (c) such payment is not greater than the applicable dollar amount under section 402(g)(1)(B) of the Code.
8.3.9    Six-Month Delayed Payment Rule. Any Participant identified as a Specified Employee whose distributions under this Plan are subject to Section 409A and payable due to such Participant’s Separation from Service shall not have his distributions commence under this Plan earlier than six months after the date of the Separation from Service (or, if earlier, the date of the Participant’s death). Any payments to which a Specified Employee would be entitled during the first six months following the date of his Separation from Service shall be accumulated and paid without interest as soon as administratively practical following the end of the six-month period, and any subsequent payments will be made as scheduled.
8.3.10    Distribution of Alternative Account. Notwithstanding any terms in this Section 8.3 to the contrary, payment with respect of any Alternative Compensation Account shall not be modified by this Plan from the date payment would have been made under the nonqualified deferred compensation plan governing the applicable Alternative Compensation Account.
8.4    Payment Recipient. Except as otherwise provided in Article 10 of this Plan, all payments of a Participant’s Deferred Compensation Accounts will be made to the Participant.

Article 9 – Unforeseeable Emergency Distributions
9.1    Suspension of Deferrals or Withdrawal from Deferred Compensation Accounts. Upon the written request of a Participant, the Plan Administrator or designated agent may, in its discretion and in light of any facts or considerations it deems appropriate, find that the Participant has suffered an Unforeseeable Emergency. In light of such a finding, the Plan Administrator or designated agent may, to the extent the Plan Administrator or designated agent determines necessary for the Participant to address the Unforeseeable Emergency, (a) suspend the deferral of receipt of Compensation by the Participant pursuant to a Deferral Election; and/or (b) to the extent the Plan Administrator or designated agent finds, in its discretion, that such a suspension of deferral is insufficient to address the Participant’s Unforeseeable Emergency, make payment of all or a portion of the Participant’s Deferred Compensation Accounts. The Plan Administrator or designated agent shall provide the Participant with written notice of its determinations in response to the Participant’s request.
9.2    Amount. The total amount of deferrals suspended or payment advanced shall not exceed the amount necessary to satisfy the financial consequences of the Unforeseeable Emergency plus any amounts necessary to pay any of the Participant’s federal, state or local income taxes reasonably anticipated to result from such distribution and shall not exceed the total value of the Deferred Compensation Accounts under the Plan. In determining the amount to be distributed from the Plan on a finding of an Unforeseeable Emergency, the Plan Administrator or designated agent shall consider the availability of funds from other sources to satisfy the Unforeseeable Emergency, including the availability of an in-service withdrawal from the 401(k) Plan and shall offset those available amounts from the amount distributed from this Plan. No accommodation pursuant to this Article 9 shall be implemented in a manner or at a time when prohibited or punishable by any applicable Affiliate policy or law, including but not limited to laws regarding trading of securities on inside information and the exemptions therefrom.
9.3    Interaction with Other Nonqualified Deferred Compensation Plans. If the Participant participates in any other deferred compensation plan by virtue of employment with any Affiliate, the Plan Administrator or designated agent may coordinate the operation of this Article 9 with the operation or similar provisions of any such other plan, including but not limited to reducing the value of deferrals in ascending order of the value of deferrals in each plan beginning with the plan in which the individual’s deferrals have the lowest value.
9.4    Reduction of Deferred Compensation Accounts. In the event that a payment from the Participant’s Deferred Compensation Accounts is made pursuant to this Article 9, (a) the value of the Participant’s Deferred Cash Compensation Account shall be reduced, and (b) if the reduction in the value of the Participant’s Deferred Cash Compensation Account is less than the payment to be made, the Plan Administrator or designated agent may, in its discretion, reduce the value of the Participant’s Matching Contribution Account and/or Deferred Stock Compensation Account, in amounts determined by the Plan Administrator or designated agent in its discretion, equal to a total reduction equal to the difference between the payments made and the value by which the Participant’s Deferred Cash Compensation Account was reduced.

9.5    Investment Tracking of Remainder of Deferred Compensation Accounts. To the extent that the value of the Participant’s Deferred Cash Compensation Account or Matching Contribution Account is reduced under this Article 9, the value tracked according to each Investment Tracking Fund shall be reduced proportionate to the total value of the Deferred Cash Compensation Account or Matching Contribution Account, respectively, being tracked in that Investment Tracking Fund.
Article 10 – Beneficiary Designation; Third-Party Payees
10.1    Beneficiary Designation. The Plan Administrator shall prescribe the form by which each Participant may designate a beneficiary (who may be named contingently, and among whom payments received under this Plan may be split as indicated by the Participant) for purposes of receiving payment of Deferred Compensation Accounts under this Plan after the death of such Participant. Each designation will be effective only upon its receipt by the Plan Administrator during the life of the Participant making the designation and shall revoke all prior beneficiary designations by that Participant related to this Plan. If a Participant has made no beneficiary designation under this Plan, the beneficiary for this Plan shall be the Participant’s estate. If the Participant’s designated beneficiary has not survived the Participant, the beneficiary shall be the Participant’s estate.
10.2    Third-Party Payees. The Plan Administrator will distribute, designate, or otherwise recognize the attachment of any portion of a Participant’s Deferred Compensation Accounts in favor of the Participant’s spouse, former spouse or dependents to the extent such action is mandated by the terms of a qualified domestic relations order as defined in section 414(p) of the Code, and otherwise as determined by this Plan. In cases where the qualified domestic relations order does not state a specific time and form for distribution of the interest of the spouse, former spouse or dependents, then the interest of these third-party payees will be paid directly to them in a lump sum as soon as administratively practicable after the Plan Administrator reviews the court order and determines that it properly applies to the Plan.
10.3    Lost Participants or Beneficiaries. Any Participant or beneficiary who is entitled to a benefit from the Plan has the duty to keep the Plan Administrator advised of his current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Plan Administrator shall presume that the payee is missing. The Plan Administrator, after making such efforts, as in its discretion it deems reasonable and appropriate to locate the payee, may discontinue making future payments until contact with the payee is restored.
10.4    Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (a) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his residence, or (b) to the conservator or person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, MetLife, Inc., and the Plan from further liability on account thereof.

Article 11 – General Provisions.
11.1    Tax Withholding and Section 409A.
11.1.1    Tax Withholding. Payments under this Plan will be made after the withholding of any federal, state, and local income, employment and other taxes legally obligated to be withheld, as determined by the Plan Administrator. All tax liabilities arising out of deferrals under this Plan shall be the sole obligation of the Participant or his beneficiary, including, but not limited to, any tax liabilities arising out of Section 409A. Withholding of any taxes or other items required by law may be made from each payment of a Participant’s Deferred Compensation Account or from other payments due to the Participant from any Affiliate to the extent consistent with law.
11.1.2    Section 409A. All amounts payable under the Plan are intended to comply with the requirements of Section 409A and any ambiguities herein shall be construed consistent with such intent. In administering the Plan, the Plan Administrator shall interpret this Plan in a manner consistent with such intent. To the extent benefits under the Plan are subject to Section 409A, Participants may be subject to certain penalties if the terms of the Plan or its administration do not comply with Section 409A. Notwithstanding the foregoing, neither MetLife, Inc. nor any Affiliate, nor the Plan Administrator, shall be liable to any Participant if any portion of the Participant’s Deferred Compensation Account is subject to any additional tax, penalty, or other losses on account of the Plan or its administration failing to comply with Section 409A. Notwithstanding any other provision of this Plan, subject to any applicable laws to the contrary, the Plan Administrator may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to MetLife, Inc. or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction; provided, however, that to the extent Section 409A is applicable, such offset shall not exceed the greater of $5,000 or the maximum offset amount then permitted under Section 409A.
11.2    Unsecured Obligation. All Deferred Compensation Accounts accrued under this Plan are unsecured obligations of MetLife, Inc. and any successor thereto, and are neither obligations, debts, nor liabilities of any other entity or party. This Plan and the liabilities created hereunder are unfunded. Investment Tracking, any other means for adjusting or communicating the value of Deferred Compensation Accounts, and any communication or documentation regarding this Plan or any Participant’s Deferred Compensation Accounts are for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of MetLife, Inc. or any other entity or party. All Deferred Compensation Accounts accrued under this Plan are subject to the claims of general creditors of MetLife, Inc. Notwithstanding the foregoing, if any MetLife Company employing a Participant ceases to be an Affiliate, the Plan Administrator may determine on or before the date of the transaction in which the MetLife Company ceased to be an Affiliate (or afterward, with the consent of an officer of MetLife, Inc.), that the liabilities associated with some or all of the employees of that MetLife Company who are Participants shall transfer from MetLife, Inc. to that MetLife Company as of the date that MetLife Company ceases or ceased to be an Affiliate.
11.3    No Loans and Assignments. The Plan shall make no loan, including any loan on account of any Deferred Compensation Account, to any Participant or any other person nor permit any Deferred Compensation Account to serve as the basis or security for any loan to any Participant or any other person. Except as provided in Article 10 of this Plan, no Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation Account or any other rights under this Plan.
11.4    Claims. Claims for benefits and appeals of denied claims under the Plan shall be administered in accordance with section 503 of ERISA, regulations thereunder (and any other law that amends, supplements, or supersedes said section of ERISA), and any procedures adopted by the Plan Administrator. The claims procedures referenced above are incorporated in this Plan by this reference. For the avoidance of all doubt, the Plan Administrator or his designee has full discretion to make any and all required determinations necessary to determine any matter requiring interpretation or determination under this Plan.
11.5    No Guarantee of Employment; No Limitation on Employer Action. Nothing in this Plan shall interfere with or limit in any way the right of any employer to establish the terms and conditions of employment of any individual, including but not limited to compensation and benefits, or to terminate the employment of any individual, nor confer on any individual the right to continue in the employ of any employer. Nothing in this Plan shall limit the right of any employer to establish any other compensation or benefit plan. No Deferred Compensation Account shall be treated as compensation for purposes of a Participant’s right under any other plan, policy, or program, except as stated or provided in such plan, policy, or program. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.
11.6    Term of Plan. This Plan shall be effective with regard to salary and Cash Incentive Compensation payable on and after January 1, 2005, and with regard to Stock Compensation payable on and after April 15, 2005, and shall continue in effect unless and until it is terminated pursuant to its terms.
11.7    Amendment and Termination of Plan. To the extent permissible under law, including Section 409A, the Plan Administrator may amend, modify, suspend, or terminate this Plan at any time, including in any manner deemed necessary or advisable to avoid imposition of any additional tax, accelerated taxation, interest or penalties under Section 409A or other tax laws. Any such amendment or termination will not reduce the amount in Deferred Compensation Accounts accrued under this Plan prior to the execution of such amendment or termination. For further clarification, except as otherwise provided in this Section 11.6, amendments may otherwise be made to any and all provisions of the Plan, including but not limited to amendments affecting the time of distribution of Deferred Compensation Accounts, affecting forms of distribution of Deferred Compensation Accounts, or affecting any of the Investment

Tracking Funds or any other means for adjusting the value of Deferred Compensation Accounts.
11.8    Headings; Construction of Words. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control. Words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires. Pronouns in the masculine, feminine and neutral genders shall be construed to include any other gender.
11.9    Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect, in its sole discretion, to construe such invalid or unenforceable provisions in a manner that conforms to the applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.
11.10    Entire Plan. This Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under this Plan to implement its express terms, shall determine the terms of the Plan or the terms of any agreement between a Participant and an Affiliate with regard to the Plan or Deferred Compensation Accounts.
11.11    Governing Law. The Plan shall be construed in accordance with and governed by New York law, without regard to principles of conflict of law.

IN WITNESS WHEREOF, this MetLife Leadership Deferred Compensation Plan, as amended and restated effective January 1, 2026, is hereby approved and adopted.
PLAN ADMINISTRATOR
/s/ Thomas Ferraro
Thomas Ferraro
VP, HR Global Health & DC Plans
MetLife Group, Inc.

APPENDIX A
Available Information
The following documents, which have been filed by MetLife, Inc. with the SEC, are incorporated by reference into this Plan:
    the latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or either (a) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (the “Securities Act”), that contains audited financial statements for the latest fiscal year of MetLife, Inc. for which such statements have been filed; or (b) the effective registration statement on Form 10 or 20-F filed by MetLife, Inc. under the Securities Exchange Act of 1934 (the “Exchange Act”) containing audited financial statements for the latest fiscal year; and
    all other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report, the prospectus, or the registration statement referred to above.
In addition, all documents filed by MetLife, Inc. with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Plan and prior to termination of the offering of the securities described herein pursuant to the Plan will be deemed to be incorporated by reference to this Plan and to be a part hereof from the date of the filing of such documents with the SEC; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the SEC will not be deemed incorporated by reference into this Plan unless MetLife, Inc. expressly provides to the contrary that such document or information is incorporated by reference into this Plan.
Any statement contained in a document incorporated by reference in this Plan will be deemed to be modified or superseded for purposes of this Plan to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Plan.
These reports and other information concerning MetLife, Inc. are available to Participants on the SEC’s web site (www.sec.gov). In addition, Participants can obtain, without charge, all documents or materials provided to the stockholders of MetLife, Inc. to each Participant in the Plan, and, upon written or oral request of such Participant, a copy of any and all documents incorporated by reference in this Plan (excluding the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
MetLife HR Global Compensation and Benefits
Attention: Plan Administrator, MetLife Leadership Deferred Compensation Plan
501 U.S. Highway 22
Location Code 02F-104
Bridgewater, NJ 08807
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The Plan Administrator may update this information in the future by furnishing to Participants a new prospectus or a supplement containing updated information. Participants should rely only on the information incorporated by reference or provided in this Plan or any new updated prospectus. No person is authorized to give information or to make any representations other than those contained in the Plan and, if given or made, such information or representations must not be relied upon as having been authorized by the Plan Administrator. The Plan does not constitute an offer to sell or a solicitation of an offer to buy any of the securities covered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of the Plan nor any sale made hereunder will create, under any circumstances, any implication that there has been no change in the facts herein set forth since the date hereof.
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